Exhibit 99.1

Renaissance Learning Announces Fourth Quarter Financial Results, Declares Cash Dividends

WISCONSIN RAPIDS, Wis., — January 28, 2004 — Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K–12 schools, today announced financial results for the quarter and year ended Dec. 31, 2003. Revenues for the fourth quarter of 2003 were $31.4 million, an increase of 2% from fourth quarter 2002 revenues of $30.9 million. Net income increased 6% for the quarter to $7.6 million compared to net income of $7.2 million for the fourth quarter 2002.  Earnings per share for the fourth quarter of 2003 were $0.25, compared to $0.22 per share for fourth quarter of 2002.

Revenues for the twelve-month period ended Dec. 31, 2003 were $130.5 million, down 1% from 2002 revenues of $131.2 million. Net income for 2003 was $32.5 million or $1.04 per diluted share, up 4% over 2002 net income of $31.4 million or $0.92 per diluted share.

“We are pleased to have achieved positive growth in quarterly sales and earnings during this difficult 2003–2004 school year in which K–12 schools are experiencing budgetary pressures,” commented John R. Hickey, president and chief executive officer of Renaissance Learning, Inc. “We expect this challenging environment to continue for the rest of this school year, but we still expect to achieve mid- to low-single digit percentage growth for full year 2004 due to our new products and sales initiatives gaining momentum, and possibly stronger market conditions, in the second half of the year.”

The company also announced that its Board of Directors declared a special cash dividend of  $2.15 per share and its first quarterly cash dividend of $.04 per share, both payable March 1, 2004 to shareholders of record as of Feb. 13, 2004. “Today’s Board action is a reflection of our confidence in the company’s long term growth prospects and overall financial strength, ” stated Mr. Hickey. “Cash dividends are now a tax efficient option to return a portion of our strong cash flow and profits to shareholders without limiting the company’s other opportunities for using cash to drive growth and shareholder value”. It is the intention of the Board to continue to pay quarterly cash dividends, subject to capital availability and a determination that cash dividends continue to be in the best interests of the company and its shareholders.

Renaissance Learning added about 700 new customer schools in the U.S. and Canada during the quarter. Over 65,000 North American schools now use Company products and of these, over 62,000 use the Company’s reading products and nearly 23,000 use math.

The Company will hold a conference call at 4:00 p.m. CST today to discuss its financial results, quarterly highlights and business outlook. The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CST. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on Jan. 28, 2004 at 8 p.m. through Feb. 4, 2004 at 11:59 p.m. The replay dial-in is 877-519-4471. The conference ID number to access the replay is 4415039.

Renaissance Learning™, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by over 65,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. Over 500,000 educators have received Renaissance training. Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding possible future dividends, future financial and operating results, and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.

(tables to follow)

RENAISSANCE LEARNING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

     Three Months

                                         Twelve Months

     ended December 31,

                                      ended December 31,

           (unaudited)

                     2003

              2002

                                       2003

                                2002

Net sales:
Products	$26,335	$25,371	$107,863	$109,503
Services	5,052	5,523	22,681	21,729
Total net sales	31,387	30,894	130,544	131,232

Cost of sales:
Products	2,222	2,994	10,826	11,930
Services	2,344	2,295	10,256	9,741
Total cost of sales	4,566	5,289	21,082	21,671

Gross profit	26,821	25,605	109,462	109,561

Operating expenses:
Product development	4,074	4,406	17,000	17,266
Selling and marketing	7,905	7,260	30,623	30,974
General and administrative	3,016	3,109	13,593	13,830

Total operating expenses	14,995	14,775	61,216	62,070

Operating income	11,826	10,830	48,246	47,491

Other income, net	281	820	2,266	3,760

Income before taxes	12,107	11,650	50,512	51,251

Income taxes	4,480	4,484	17,971	19,813

Net income	$7,627	$7,166	$32,541	$31,438

Earnings per share:
Basic	$0.25	$0.22	$1.05	$0.93
Diluted	$0.25	$0.22	$1.04	$0.92

Weighted average shares outstanding:
Basic	30,864,276	32,439,989	31,110,578	33,858,579
Diluted	31,114,936	32,563,427	31,305,431	34,067,716

RENAISSANCE LEARNING, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

 December 31,

                December 31,

                                                                                                          2003

                                       2002

ASSETS:
Current assets:
Cash and cash equivalents	$62,524	$18,220
Investment securities	42,825	60,269
Accounts receivable, net	13,182	12,619
Inventories	2,354	1,724
Prepaid expenses	1,352	1,411
Deferred tax asset	3,743	3,710
Other current assets	889	1,331
Total current assets	126,869	99,284

Investment Securities	6,485	21,347
Property, plant and equipment, net	20,536	21,085
Deferred tax asset	1,795	1,942
Other assets	3,746	3,953

Total assets	$159,431	$147,611

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,144	$3,643
Deferred revenue	10,705	10,397
Payroll and employee benefits	3,153	3,771
Income taxes payable	2,295	2,372
Other current liabilities	4,869	4,605
Total current liabilities	24,166	24,788
Deferred revenue	800	930
Other long-term liabilities	958	492
Total liabilities	25,924	26,210

Minority interest	177	165

Total shareholders' equity	133,330	121,236

Total liabilities and shareholders' equity	$159,431	$147,611

Source: Renaissance Learning, Inc.